Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 30, 2008, is made and entered into by and between MILLER INDUSTRIES, INC., a Tennessee corporation (the “Company”), and WILLIAM G. MILLER (the “Employee”).

W I T N E S S E T H:

WHEREAS, Employee and the Company entered into an employment agreement (the “Original Agreement”) as of July 8, 1997, embodying the terms of Employee’s employment and pursuant to which Employee has been serving as Chairman of the Board of Directors and Co-Chief Executive Officer of the Company; and

WHEREAS, this Agreement amends and restates the Original Agreement as of the Effective Date in order, inter alia, to evidence formal compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (such Section, referenced herein as “Section 409A”; and such code, referenced herein as the “Code”).

NOW, THEREFORE, in consideration of these premises, and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.            Term.  Employee’s employment under this Agreement shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Section 4 below (the “Employment Period”).

2.            Salary and Benefits.

2.1           During the Employment Period, for all services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary per annum (the “Base Salary”) that shall be agreed to by the Company and the Employee from time to time, but which shall in any event be substantially the same as the base salary of the Co-Chief Executive Officer of the Company or the Chief Executive Officer of the Company if other than Employee, payable in accordance with the customary payroll policy of the Company in effect at the time such payment is made.

2.2           In addition to the Base Salary, the Employee shall be entitled to participate in any of the Company’s present and future stock or cash based bonus plans that are generally available to its senior executives, as such plans may exist or be changed from time to time at the discretion of the Company.

2.3           The Employee shall be entitled to such vacation time, fringe benefits, insurance coverage, and other benefits as the Company generally provides to its executive officers from time to time.

3.            Duties.  The Employee shall serve the Company as its Chairman of the Board (“Chairman”) and as its Co-Chief Executive Officer (“CCEO”) (the Employee may cease serving as the CCEO at his discretion without terminating or otherwise affecting this Agreement).  As Chairman and CCEO, the duties of the Employee shall include but not be limited to the supervision of the business affairs of the Company and such other duties as are customarily performed by comparably situated officers and as may be assigned from time to time by the Company’s Board of Directors (the “Board”).  During the term of this Agreement, the Employee shall devote his primary time, attention and skill to his duties hereunder; faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in him by the Board; obey the directions of the Board; and use his best efforts to promote the interests of the Company.  The Company acknowledges, however, that the Employee may pursue other business related interests so long as they do not interfere with the performance of Employee’s duties for the Company.  The Employee may be required in pursuance of his duties hereunder, to perform services for any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called “Affiliates”) for some period of time and from time to time.  The Employee shall obey all policies of the Affiliates.

4.            Termination.  Unless terminated in accordance with the following provisions to this Section 4, the Company shall continue to employ the Employee and the Employee shall continue to work for the Company, during the Employment Period.

4.1           The Company may terminate the Employee’s employment at any time for Cause.  “Cause” shall mean (i) willful malfeasance or gross negligence or (ii) knowingly engaging in wrongful conduct resulting in detriment to the good will of the Company or damage to the Company’s relationships with its customers, suppliers or employees.  Upon termination pursuant to this Section 4.1, the Company shall pay the Employee any salary earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of the Employee shall become immediately due and payable.

4.2           In the event the Employee dies or becomes mentally or physically handicapped or disabled so as to be unable to perform his duties during the Employment Period, this Agreement shall automatically terminate with no further liability on the part of the Company.

4.3           This Agreement may be terminated by either party upon three (3) years prior written notice of termination, with or without Cause. If the Company breaches this Agreement by terminating Employee’s employment without Cause without notice or prior to the end of the three-year notice period, the Employee shall be entitled to receive, as damages payable as a result of, and arising from, a breach of this Agreement, the compensation and benefits set forth in (a) through (c) below.  All compensation payable under (a) through (c) below shall be subject to the terms of Section 8.10, which may delay the payment of the compensation for up to 6 months.

(a)           Base Salary.  The Employee will continue to receive his current Base Salary (subject to withholding of all applicable taxes) through the end of the thirty-six-month notice period, payable in normal payroll periods, in the same manner as it was being paid as of the date of termination, and no less frequently than monthly.  For purposes hereof, the Employee’s “current Base Salary” shall be the highest rate in effect during the twelve-month period prior to the Employee's termination.

(b)           Bonus.  The Employee shall be paid bonus payments from the Company in each month beginning with the month following the month in which his employment is terminated and ending with the month in which falls the last day of the thirty-six month notice period, in an amount for each such month equal to one-twelfth of the average (“Average Bonus”) of the bonuses earned by him for the three calendar years immediately preceding the year in which such termination occurs.  Any bonus amounts that the Employee had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision.  Employee shall also receive, within 60 days after the date of his termination, a prorated bonus for any uncompleted fiscal year at the date of termination equal to the Average Bonus multiplied by the number of days he worked in such year divided by 365 days.

(c)           Health and Life Insurance Coverage.  The Company shall provide Employee (and any spouse or dependents covered at the time of the Employee’s termination) with medical, dental, life insurance and other health benefits (pursuant to the same Company Plans that are medical, dental, life insurance and other health benefit plans and that are in effect for active employees of the Company), for the remainder of the thirty-six (36) month notice period following the date of Employee’s termination of employment.  The coverages provided for in this paragraph shall be applied against and reduce the period for which COBRA will be provided.

(1)           To the extent that such medical, dental or other health benefit plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h) of the Code):

(X)           the charge to Employee for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which the Employee or the Employee’s spouse or dependents (as applicable) are enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and Employee will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(Y)           on the date of Employee’s termination of employment (subject to delay under Paragraph 8 below), the Company will pay Employee a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company for the coverage being provided on Employee’s termination date to the Employee and, if applicable, his spouse and dependents, for each month of coverage in the 36-month period. For this purpose, the Company’s monthly COBRA charge will be increased by 10% on each January in the projected payment period and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable.

(2)           To the extent that such medical, dental or other health benefit plan coverage is provided under a fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to Employee for such coverage.

4.4           In the event of a “Change in Control” (as such term is defined in the Company’s Stock Option and Incentive Plan), the Employee may terminate this Agreement upon sixty (60) days notice of termination.

5.            Competition.  The Employee agrees that during the term of this Agreement, the Employee will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in any business competing with or which may compete with the business of the Company (or with any business of any Affiliate for which the Employee performed services hereunder) within any state, region or locality in which the Company or such Affiliate is then doing business or marketing its products, as the business of the Company or such Affiliate may then be constituted and in which the Employee has been involved.  This agreement not to compete shall be applicable for three (3) years from the date of termination of employment hereunder by the Employee in breach of this Agreement or by the Company for Cause, notwithstanding that the Employee shall not be entitled to any compensation hereunder from and after any such termination.

For purposes of this Agreement, the Employee shall be deemed to be engaged in such a business if he is an employee, officer, director, or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a business or if he directly or indirectly performs services for such entity or if he or any member of his immediate family beneficially owns an equity interest, or interest convertible into equity, in such entity; provided, however, that the foregoing shall not prohibit the Employee or a member of his immediate family from owning, for the purpose of passive investment, less than five percent (5%) of any class of securities of a publicly held corporation.

The Employee acknowledges that his services to be rendered to the Company in the aforesaid capacity are of a special and unusual character which have a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law.  In view of (i) the unique value to the Company of the services of the Employee for which the Company has employed the Employee; and (ii) the confidential information to be obtained by or disclosed to the Employee as an employee of the Company; and as a material inducement to the Company to employ the Employee and to pay to the Employee the compensation for such services to be rendered for the Company by the Employee, the Employee covenants and agrees the Company shall be entitled to equitable relief to the full extent available under the applicable law.

6.            Confidentiality.  The Employee shall not divulge or communicate to any person (except in performing his duties under this Agreement) or use for his own purposes trade secrets, confidential commercial information or any other information, knowledge or data of the Company or of any of its Affiliates which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by any other person of any such secret, information, knowledge or data.  All documents and objects made, compiled, received, held or used by the Employee while employed by the Company in connection with the business of the Company shall be and remain the Company’s property and shall be delivered by the Employee to the Company upon the termination of the Employee’s employment or at any earlier time requested by the Company.

7.            Ownership of Confidential Information.  The Employee hereby agrees that any and all improvements, inventions, discoveries, formulas, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively “Work Product”) within the scope of any business of the Company or any Affiliate which the Employee may conceive or make or has conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Employee shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

8.            Miscellaneous.

8.1           Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Miller Industries, Inc.
P.O. Box 120
8503 Hilltop Drive
Ooltewah, Tennessee 37363
Attention: President

If to the Employee:	William G. Miller
1025 Abingdon Lane
Alpharetta, Georgia 30202

or to such other address as any party may designate by notice to the others, and shall be deemed to have been given upon receipt.

8.2           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the Employee’s employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment.

8.3           Amendment.  This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of either party hereto to comply with any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, or a waiver of the provision itself, or a waiver of any other provision of this Agreement.

8.4           Binding Effect.  This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee or the Company, except for assignment by the Company to any wholly owned subsidiary.

8.5           Severability and Modification.  If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.  In addition, to the extent that any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

8.6           Cost of Litigation.  In the event there is any litigation between the Company or its successors or assigns and the Employee or his heirs or representatives concerning or arising out of this Agreement, the party prevailing in such litigation shall be reimbursed for all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred in connection with such litigation.

8.7           Interpretation.  This Agreement shall be interpreted, construed and governed by and under the laws of the State of Tennessee.  If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Employee and the Company.

8.8           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.9           No Conflicting Agreement.  The Employee represents and warrants that he is not party to any agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

8.10         Section 409A.

(a)            Expense Reimbursements.  To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if Employee incurs the corresponding expense during the term of this Agreement or the period of two years thereafter and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(b)            Meaning of Termination of Employment.  Solely as necessary to comply with Section 409A, for purposes of Section 4, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

(c)            Installment Payments.  For purposes of Section 4.3 with respect to amounts payable in the event of termination of employment by the Company without Cause, each such payment is a separate payment within the meaning of the final regulations under Section 409A.  Each such payment that is made within 2-1/2 months following the end of the year that contains the date of Employee’s termination of employment is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, each such payment that is made later than 2-1/2 months following the end of the year that contains the date of Employee’s termination of employment is intended to be exempt under the two-times separation pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on the availability of such exception specified in such regulation, and each such payment that is made after the two-times separation pay exception ceases to be available shall be subject to delay in accordance with Section 8.10(d) below.

(d)            Six Month Delay.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception.  With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Employee’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Employee to the payment of interest and additional tax that may be imposed under Section 409A.  As a result, in the event Employee is a “specified employee” on the date of Employee’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Employee’s termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, that is payable to Employee in connection with Employee’s termination of employment, shall not be paid earlier than six months after such termination of employment (if Employee dies after the date of Employee’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Employee’s estate without regard to such six-month delay).

(e)            Tax Treatment.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii).  Employee acknowledges and agrees that the Company has made no representation to Employee as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Employee is solely responsible for all taxes due with respect to such compensation and benefits.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.

MILLER INDUSTRIES, INC.

By:	/s/ Jeffrey I. Badgley
Jeffrey I. Badgley
President and Co-Chief Executive Officer

EXECUTIVE

/s/ William G. Miller
William G. Miller